Exhibit 24

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of The Singing Machine Company, Inc.’s Form S-3 (Nos. 333-269183 and 333-259341) and Form S-8 (No. 333-268106) of our report dated July 14, 2023, on our audits of the consolidated financial statements as of March 31, 2023 and for each of the two years then ended, which report is included in this Annual Report on Form 10-KT to be filed on or about April 15, 2024.

/s/ EisnerAmper LLP

EISNERAMPER LLP

West Palm Beach, Florida

April 15, 2024